                                                                     EXHIBIT 2.2



                           ASSET PURCHASE AGREEMENT

                                    between

                           Private Media Group, Inc.

                                      and

                            Anton Enterprises, Inc.
                              d.b.a. Private USA.

THIS ASSET PURCHASE AGREEMENT is made as of the 27th day of February, 2001

BETWEEN

(1) Anton Enterprises, Inc. d.b.a. Private USA, a company incorporated under the laws of California, USA, whose registered office is at 8599 Venice Blvd. Suite C, Los Angeles, CA. 90034, USA, (the "Seller"); and

(2) Private Media Group, Inc., a company incorporated under the laws of Nevada, USA, whose registered office is at 3230 Flamingo Road, Suite 156, Las Vegas, Nevada (the "Buyer").

                                R E C I T A L S

A. WHEREAS, the Seller carries on the distribution and sale of entertainment products (the "Business"); and

B. WHEREAS, Seller desires to sell and Buyer desires to acquire certain assets of Seller used in, acquired for, or arising from the operation of the Business in exchange for USD 875,000, subject to the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein and in the Schedules hereto, the parties agree as follows:


1.   DEFINITIONS

1.1 The "Closing Date" means March 5, 2000, or such other date as may be agreed upon in writing by the parties for the closing of the transactions contemplated by this Agreement (the "Closing").

1.2  The term "Purchased Assets" means the following assets existing at Closing:

     (a) all stock or inventory held by Seller at Closing, such as magazines, VHS-cassettes, DVDs, CD-Roms, etc.;

     (b) all rights and privileges, obligations and liabilities under contracts with clients and suppliers and all of Seller's interest in all governmental permits or licenses held by Seller at Closing that relate exclusively to the Purchased Assets and that can be transferred by Seller to Buyer without violation of any law or governmental regulation and without the incurrence of Seller of any material penalty or expense, and all to be assigned to Buyer on the Closing Date, (the "Assigned Contracts");

1.3 all product supplies and miscellaneous items used or usable in connection with the Purchased Assets;

1.4 all relevant trade-marks, trade-names, copyrights, know-how, customer lists, supplier lists used in connection with or relating to the Purchased Assets;

1.5 all of Seller's non-financial records relating to the Purchased Assets including, but not limited to, repair manuals, production records, instruction, safety and maintenance manuals, records, documents, correspondence, customer lists and supplier lists necessary to the use and enjoyment of the Purchased Assets;

     as more fully described in Schedule A.


2.   THE TRANSFER OF PURCHASED ASSETS

2.1 Subject to the terms and conditions hereinafter set forth, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, receive, and accept the Purchased Assets on Closing.

2.2 Notwithstanding anything to the contrary contained elsewhere herein, the Purchased Assets shall not include any cash or accounts receivable, any prepaid expenses or rights to receive refunds, any other assets, inventories or rights under any contract other than those set forth on Schedule A.

2.3 Subject to the terms and conditions hereinafter set forth, on and after Closing, Buyer will assume all of Seller's liabilities and obligations in respect of the Assigned Contracts in accordance with the respective terms thereof, (referred to hereinafter as the "Assumed Liabilities".)

2.4 For avoidance of doubt, Buyer shall be deemed to have assumed no liability of Seller or any other person other than the Assumed Liabilities or pursuant to the express terms of this Agreement or of any document or instrument delivered hereunder and expressly assumes no liabilities or obligations for any foreign, national, or municipal taxes, VAT, social security charges, duties or otherwise levied on or incurred by the Seller in the operation of the Business through the Closing or for income taxes or otherwise in respect of any profit derived from the sale provided for under this Agreement or any liability arising from any products sold by Seller to any customer prior to the Closing Date. Such liabilities or obligations other than Assumed Liabilities are called the retained liabilities (the "Retained Liabilities").

     All of the Purchased Assets will be transferred and conveyed to Buyer, free and clear of all liens, floating mortgages and encumbrances except those assumed by Buyer pursuant to the Assumed Liabilities.


3.   PURCHASE PRICE

3.1 At Closing, subject to the terms and conditions of this Agreement, and in full consideration for the aforesaid sale, conveyance and delivery of the Purchased Assets and assumption of Assumed Liabilities, the Buyer shall pay the Seller USD 875,000 (the "Consideration") payable in twelve (12) equal installments at the end of each calendar quarter over a thirty-six month period starting at the end of the quarter following the Closing.

3.2 Allocation of the Consideration to separate parts of the Purchased Assets will be set forth on Schedule B.

4.   CLOSING

4.1 The Closing of the transactions provided for in Sections 2 and 3 above shall take place on the Closing Date at the offices of Guzik & Associates, Los Angeles, or at such other time and place as shall be mutually agreed upon by the parties hereto.

4.2  At Closing Seller shall procure:

     (A) Deliveries of the following documents to Buyer, in form and substance acceptable to Buyer, fully executed where appropriate:

     (i) all instruments, assignments, and conveyances and other good and sufficient instruments of conveyance necessary to vest in or transfer to Buyer good and valid ownership, title and other rights in and to all of the Purchased Assets;

     (ii)    full and unrestricted ownership of all of the Purchased Assets;

     (iii) original copies of the Assigned Contracts, duly assigned to Buyer by Seller;

     (iv) all consents required for the assignment and transfer by Seller to Buyer of the Assigned Contracts and to the other transactions contemplated hereby; and

     (v) proper releases and terminations of all liens, floating mortgages, encumbrances, and security interests in the Purchased Assets, in proper form for recording where appropriate;

     (vi) the resolutions of the Board of Directors and stockholders of the Seller taking appropriate action to authorize and approve the execution, delivery and performance of this Agreement, the offer, sale and delivery of the Purchased Assets and each other agreement and document required to be executed and delivered pursuant hereto;

     (vii)   the Service Agreement stipulated in Section 7.4 below;

     (viii) copies of such other documents and papers as Buyer or its counsel may reasonably request in connection therewith, all in form and substance reasonably satisfactory to Buyer and its counsel.

     (B) that all indebtedness due from the Seller or any person connected with the Seller to the Buyer is satisfied in full.

4.3 At Closing Buyer shall deliver appropriate instruments of assumption necessary with respect to the Assumed Liabilities.

4.4 Upon completion of all matters referred to in Section 4.2 above and subject to Section 9 below, Buyer shall begin to pay the Seller as set forth in
     Section 3.1 above.


5.   REPRESENTATIONS AND WARRANTIES OF THE SELLER

     Seller represents and warrants as of the date of this agreement and at Closing, or as of such other date specifically stated below, the following to Buyer.

5.1  Organization. Seller is a corporation validly existing in good standing
     ------------
     under the laws of California and is duly qualified to do business in each state in which its business activities require such qualification as of the date first written above and will continue to be so up to and including the Closing Date.

5.2  Authority. The execution, delivery and performance of this Agreement by
     ---------
     Seller, including, without limitation, the sale, conveyance, transfer and delivery contemplated hereby have been duly and effectively authorized by Seller's Board of Directors, and approved by Seller's stockholders as required by law or the Seller's Articles of Association.

5.3  No Conflicts, etc. The execution, delivery and performance by Seller of
     -----------------
     this Agreement will not, in any material respect: (i) result in a breach of the terms of provisions of Seller's Articles of Association, as amended;
     (ii) constitute a violation or breach of any statute, law, regulation, decision, judgement, or other administrative, judicial or regulatory prohibition or restriction against, affecting, or applicable to Seller or any of the Purchased Assets; (iii) constitute (with due notice or lapse of time or both) a violation, default, or breach of the terms or provisions of any material contract, lease, option agreement, note, agreement, or other obligation of Seller and its ability to perform its obligation under this Agreement.

5.4  Material Liabilities, Changes.
     ------------------------------

     (a) As of September 28, 2000 and thereafter Seller has no material liabilities relating to or affecting the Purchased Assets (other than Assumed Liabilities) which would impair or restrict in any material respect Buyer's use and enjoyment of the Purchased Assets upon transfer.

     (b) Since September 28, 2000, Seller has not incurred or suffered any material liabilities existing or arising out of any transaction or state of facts existing at or prior to the date hereof, which would in any material respect prevent or interfere with Seller's full performance of any of its obligations under this Agreement, including the transfer of the Purchased Assets to Buyer.

     (c) Since September 28, 2000, there has not been any material damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Purchased Assets taken as a whole.

5.5  Ownership of and rights to the Purchased Assets. Seller has good and
     -----------------------------------------------
     marketable ownership, rights and title to the Purchased Assets which Seller owns and holds, free and clear of all liens, floating mortgages and encumbrances, other than Assumed Liabilities.

5.6  Assigned Contracts. Each of the Assigned Contracts to which Seller is a
     ------------------
     party (i) is in force and effect and (ii) does not contain any restrictions upon or require consent to the consummation of the transactions provided for herein and (iii) Seller shall before the Closing Date have obtained all consents and approvals to assign the Assigned Contracts to Buyer. Original copies of each of such written Assigned Contracts and written confirmations et cetera regarding Assigned Contracts shall on the Closing Date be given to Buyer.

5.7  Conditions of Purchased Assets. The Purchased Assets are in good condition,
     ------------------------------
     repair and working order and the items of inventory are of a quality useable or saleable in the normal course of the Seller's Business.

5.8  Compliance with Laws.
     --------------------

     (a) Seller holds all material licenses, certificates, permits, franchises, and rights from all appropriate national, municipal, governmental, and other public authorities relating to the Purchased Assets.

     (b) Seller warrants and represents that it has complied in all material respects with all applicable laws, including federal antitrust law and the requirements of the Uniform Commercial Code relating to "bulk sales", with respect to the Purchased Assets.

1.3  Completeness of Statements. The representations and warranties of Seller
     --------------------------
     contained in this Agreement are accurate and complete in all material respects.

1.4  Undisclosed Liabilities. Seller warrants and represents that there are no
     -----------------------
     material undisclosed liabilities that would materially and adversely affect Buyer's use of the Purchased Assets as presently used by Seller or any material undisclosed obligations specifically binding on Seller that would materially and adversely affect Buyer's use of the Purchased Assets as presently used by Seller.

1.5  Licenses and Permits. Seller warrants and represents that the
     --------------------
     transfer of the Purchased Assets will not give rise at Closing or thereafter to the right by any party, including any national, municipal or governmental authority, to terminate any material licenses, permits, leases, option agreements or other rights affecting the Purchased Assets.

1.6  Certified Lists. Seller has delivered to Buyer preliminary accurate
     ----------------
     lists to be up-dated at Closing including a summary description, certified by authorized officers of Seller to be correct to the best of their knowledge and belief of the following: (i) inventories, stock or equipment,
     (ii) licenses held and (iii) contracts and commitments (to be completed).

6.   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     Buyer represents and warrants to Seller as of the date of this agreement and at Closing, or as of such other date specifically stated below as follows:

6.1  Organization and Existence. Buyer is a corporation validly existing and in
     --------------------------
     good standing, as of the date first written above, under the laws of Nevada and will continue to be so up to and including the Closing Date.

6.2  Authorization; No Violations.
     ----------------------------

     (a) Upon approval of this Agreement by the board of directors, the Buyer has full power and authority to consummate the transactions and to perform all other undertakings contemplated hereunder including the execution, delivery and performance of this Agreement. Upon approval this Agreement is a valid and binding obligation of Buyer enforceable against Buyer in accordance with the terms herein.

     (b) The execution, delivery, and performance of this Agreement by Buyer does not: (i) violate the Articles of Association of Buyer; or (ii) require the approval, consent, or authorization of any national, municipal or other governmental authority or of any person, unless otherwise explicitly stated in this Agreement.

6.3  Ongoing Investigations or Litigation. Buyer warrants and represents that
     ------------------------------------
     there is no ongoing investigation or litigation that would affect the ability of Buyer to close the transactions contemplated by this Agreement.


7.   COVENANTS AND OTHER UNDERTAKINGS OF THE PARTIES

7.1  Further Assurances. Seller hereby agrees to execute and deliver such other
     ------------------
     instruments of conveyance and transfer and take such other action as Buyer may reasonably require to more effectively convey, transfer to and vest in Buyer, and to put Buyer in possession of, the Purchased Assets, and in the case of contracts and rights which cannot be transferred effectively without the consent of third parties which is unobtainable, to use Seller's best efforts to assure to Buyer the benefits thereof, whether prior to, at, or after the Closing.

7.2  Publicity; Confidentiality. Except as may be required by law and
     --------------------------
     regulations or governmental and administrative decisions, neither Seller nor Buyer shall (a) make any press release or any public statement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, or (b) disclose either the terms or existence of this Agreement to any person or entity, other than to their respective attorneys, accountants and other representatives, and to those parties, such as bankers and lessors, with whom they must communicate in order to consummate the transactions contemplated by this Agreement.

7.3  Service Agreement. The Seller shall ensure that Mr. Bob Tremont shall
     -------------------
     continue to be Custodian of Records related to U.S. government model release laws for all products released by the Business prior to Closing and shall assist in the performance of additional duties and responsibilities, as more fully detailed in a definitive Service Agreement, in the form set forth in Schedule C.


8.   INDEMNIFICATION

8.1  Breach of Warranties.

     Subject to Section 8.3, Seller shall indemnify and hold harmless Buyer against and in respect of any damages, losses, costs or expenses that arise in connection with any breach by the Seller of the representations, warranties or covenants given herein, ("Losses").

8.2  Set-Off

     Buyer shall be entitled to a set-off against the Consideration for any Losses which are incurred by Buyer and for which Seller shall indemnify Buyer pursuant to the terms of this Agreement, a "Claimed Set-Off". Buyer shall give Seller written notice of any Claimed Set-Off. Seller shall have 20 days from the date of Buyer's written notice to object to the Claimed Set-Off. Seller shall make any objection to a Claimed Set-Off in writing and shall forward the same to the Buyer.

     If Seller does not timely object, Buyer may, at its own discretion, deduct the necessary amount from the Consideration in order to satisfy the Claimed Set-Off.

     If Seller does object in a timely manner, the Seller shall not deduct any amount from the Consideration until the dispute has been solved and agreed to in writing by both parties, or until the dispute has been definitely resolved by arbitral proceedings.

     If Seller does timely object and Seller and Buyer are unable to agree to the amount of a Claimed Set-Off within thirty (30) days, either Seller or Buyer may institute arbitral proceedings for a determination of the amount of the Claimed Set-Off.

8.3  Limitation of Liability

     (a)  The liability of Seller shall be limited as follows:

          (i) Seller shall have no liability in respect of any breach or breaches of the warranties or covenants unless the amount of the liability in respect of such breach or breaches exceeds in aggregate the sum of USD 10,000 in which case (subject to the other provisions of this Section 8) the whole amount of the liability shall be payable;

          (ii) the maximum aggregate liability of Seller in respect of all and any claims in respect of the warranties and covenants shall not exceed the Consideration;

          (iii) liability in respect of the warranties and covenants shall terminate on the second anniversary of the Closing, except in respect of any claim of which notice in writing (specifying in reasonable detail the event, matter or default which gives rise to the claim and, if practicable, an estimate of the amount claimed) is given to Seller before that date;

8.4  Notification

     (a) In case Buyer becomes aware of any claim for which Seller may be liable, Buyer shall, in order to maintain the right to bring a claim against Seller:

          (i) as soon as reasonably practicable, but in no event later than 20 days after the date Buyer becomes aware of any circumstance giving rise to a claim, give written notice thereof to Seller;

          (ii) not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto, without obtaining the prior written consent of Seller;

          (iii) take such action, as Seller may reasonably request, to avoid dispute, appeal, compromise or defend such claim, with the proviso, however, that Buyer shall not accept or pay or compromise or make any submission in respect of such claim, without Seller's prior written consent thereto; and

          (iv) give Seller, or Seller's duly authorized representatives, reasonable access to relevant documents and records to enable Seller, or Seller's duly authorized representatives, to examine such accounts, documents and records and to take photocopies thereof.


9.    CONDITIONS PRECEDENT AND RIGHT OF TERMINATION

9.1   Conditions precedent

9.1.1 Conditions precedent to the Obligations of Buyer. The obligations of
      ------------------------------------------------
      Buyer to purchase the Purchased Assets are subject to and conditioned upon the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in whole or in part by Buyer in its sole discretion):

      (a) Seller shall have performed or complied with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing in all material respects;

      (b) The representations and warranties set forth in this Agreement made by Seller shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date;

      (c) The execution, delivery and performance of this Agreement by Seller has been duly authorized and approved by all requisite action of Seller's Board of Directors and Stockholders, and that this Agreement, duly executed and delivered by Seller, constitutes the valid and binding obligation of Seller;

      (d) Seller shall have obtained all necessary consents and approvals and complied with all applicable statutes, laws, rules, and regulations including applicable "bulk sales" laws under the UCC;

      (e) Buyer's Shareholders shall have approved, if necessary, this Agreement and the transactions contemplated hereunder;

      (f) Buyer shall have been furnished with evidence satisfactory to Buyer that Seller had good and marketable title to the Purchased Assets, free and clear of all liens and encumbrances and that the instruments of conveyance and transfer executed and delivered by Seller at Closing are valid in accordance with their terms and effectively vest in Buyer good and marketable title to all Purchased Assets;

      (g) All indebtedness due from the Seller or any person connected with the Seller to the Buyer shall have been satisfied in full, except as allowed for in Schedule D.

      (h) Mr. Bob Tremont and Buyer shall have entered into a Service Agreement, as stipulated in Section 7.4 above.

9.1.2  Conditions Precedent to the Obligations of Seller. The obligations of
       -------------------------------------------------
       Seller to sell the Purchased Assets are subject to and conditioned upon the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one of which may be waived in whole or in part by Seller in its sole discretion):

       (a) Buyer shall have performed or complied with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing;

       (b) The representations and warranties set forth in this Agreement made by Buyer shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of, and with reference to the Closing Date.

9.1.3  Conditions Precedent to the Obligations of Buyer and of Seller. The
       --------------------------------------------------------------
       obligations of Buyer to purchase and of Seller to sell the Purchased Assets are subject to and conditioned upon the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one of which may be waived in whole or in part by Buyer or Seller in its sole discretion):

       (a)  Laws. No statute, law, rule, or regulation or judgement or decision
            ----
            of any court, administrative national, municipal or governmental authority shall be in effect that restrains or prohibits the transactions contemplated hereby;

9.2    Right of termination
       --------------------

9.2.1  This Agreement may be terminated:

       (a) By mutual written consent of Seller and Buyer at any time prior to Closing; or

       (b) If Buyer prior to Closing considers that there is a material adverse effect upon the Purchased Assets which would render the purchase of the Purchased Assets undesirable, and, prior to the Closing Date, provides Seller with a written statement explaining such material adverse effect, unless Seller, having the burden of proof, proves and evidences that there is no material adverse effect upon the Purchased Assets as considered by Buyer.

9.2.2  Effect of Termination. In the event of termination of this Agreement by
       ---------------------
       either Seller or Buyer or both of them as provided in Section 9.2.1, this Agreement shall immediately terminate and be of no further force and effect, and there shall be no liability on the part of either Seller or Buyer.


10.    MISCELLANEOUS

10.1   Entire Agreement; Modification Waiver. This Agreement, including the
       -------------------------------------
       Exhibits hereto delivered in connection herewith, all written statements (including, without limitation, financial statements and information), and all certificates, agreements, documents and instruments which are identified herein as having been furnished or delivered hereunder, constitutes the entire agreement between the parties, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, relating to this Agreement. No supplement, modification, or amendment of this Agreement shall be binding on any party hereto unless executed in writing by all parties hereto. No waiver of any of the provisions of this Agreement will be deemed, nor will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

10.2   Successors and Assigns; Assignment. This Agreement shall be binding on,
       ----------------------------------
       on, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assigned by the parties hereto, except that each party agrees that the other party may assign and delegate its rights and obligations hereunder to a subsidiary or other affiliate of such assigning party without the prior consent of the other party and provided that such assigning party shall not be released from any and all obligations and liabilities of any nature hereto.

10.3   Notices. All notices, requests, demands, and other communications
       -------
       required or permitted to be given or made under this Agreement shall be in writing and will be deemed to have been given (a) on the date of personal delivery (against a written, executed receipt therefor), (b) on the seventh day after a registered letter has been delivered to and mailed by the Cypriot Postal Service, postage prepaid, or (c) on the date of delivery by a nationally recognized overnight courier service, in each case addressed as follows or to such other person or entity as each party hereto shall designate by notice to all other parties, in accordance herewith:


       To Seller:             Anton Enterprises, Inc.
                              d.b.a. Private USA.
                              8599 Venice Blvd. Suite C
                              Los Angeles, CA. 90034
                              USA

                              Attn: Bob Tremont


     With a copy to:          ............................
                              ............................
                              ............................
                              USA

                              Attn: .....................


       To Buyer:              Private Media Group, Inc.
                              3230 Flamingo Road, Suite 156
                              Las Vegas, Nevada
                              USA

                              Attn: Johan Gillborg

       With a copy to:        Law Offices Guzik & Associates
                              1800 Century Park East, 5/th/ Floor
                              Los Angeles, CA 90067
                              USA

                              Attn: Sam Guzik


10.4   Execution in Counterparts. This Agreement may be executed in duplicate,
       -------------------------
       each of which shall be deemed an original, but all of which together shall constitute one and the same document.

10.5   Payment of Fees and Expenses. The parties hereto agree that each shall
       ----------------------------
       pay all of its own expenses incurred in connection with the negotiation and preparation of this Agreement, consummation of the transactions contemplated hereby.

10.6   Severability of Provisions. If any provision of this Agreement or the
       --------------------------
       application thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and be enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein.

10.7   Risk of Loss. Until Closing, Seller shall be responsible for any loss or
       ------------
       damage to the Purchased Assets.

10.8   Taxes. Unless otherwise agreed in this Agreement, Seller shall be liable
       -----
       and responsible for any and all tax liabilities in respect of the sale and transfer of the Purchased Assets, if any.


11.    GOVERNING LAW AND DISPUTES

11.1 This Agreement shall be governed by and shall be construed and enforced in accordance with the laws of the State of Nevada without giving effect to the choice of law principles thereof.

11.2 The parties will use their best efforts to amicably resolve any disputes between them arising out of, or in connection with, this Agreement, including disputes about its validity in whole or in part, by good faith negotiations. In the event that the parties are unable to reach any future agreement specifically provided for herein within ninety (90) days of commencement of a written request for such agreement by either party, the matter shall be finally settled by arbitration.

11.3 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the commercial arbitration rules of The American Arbitration Association.

11.4 The place of Arbitration shall be in the city of Las Vegas in the state of Nevada.

                          ___________________________


IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

For and on behalf of:               For and on behalf of:

Private Media Group, Inc.           Anton Enterprises, Inc.
                                    d.b.a. Private USA



/s/                                 /s/
------------------------------      -----------------------------